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                                                                 EXHIBIT 22

Subsidiaries of Forte Computer Easy, Inc.
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        Forte, Inc., an Ohio corporation

        American Architectural Products, Inc., a Delaware corporation


Subsidiaries of American Architectural Products, Inc.
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        Eagle Window & Door of Bellvue, Inc., a Delaware corporation

        Eagle Service Co., a Delaware corporation